April 17, 2026

Wilton Reassurance Life Company of New York

800 Westchester Avenue, Suite 641 North

Rye Brook, NY 10573

Re:	Wilton Reassurance Life Company of New York
Post-Effective Amendment No. 2 to Registration Statement on Form N-4
Registration No. 333-278375

Ladies and Gentlemen:

I have acted as counsel to Wilton Reassurance Life Company of New York (the “Company”) in connection with the preparation and filing of the above-referenced Registration Statement with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

I have examined or caused to be examined the Registration Statement, and reviewed such documents and laws as I considered necessary and appropriate to enable me to render the following opinion:

1.	The Company is a corporation duly organized and validly existing in accordance with the laws of the state of New York and is a duly authorized life insurance company under the laws of New York and the laws of those states in which the Company is admitted to do business.

2.	The Contracts have been duly authorized by the Company and, when issued pursuant to the terms described in the Registration Statement, constitute validly issued and binding obligations of the Company in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Registration Statement.

Sincerely,

/s/ Karen Carpenter
Karen Carpenter
Assistant General Counsel

801 Main Avenue, 5th Floor, Norwalk, CT 06851 t: 203.762.4400